Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-146171, 333-112123, 333-113015, 333-88726, 333-74775, 333-75175, 333-89159, 333-40408 and 333-44298), and Forms S-8 (File Nos. 333-144516, 133-149108, 333-80065, 333-80067, 333-80069, 333-67384, 333-67386 and 333-130454) of Alseres Pharmaceuticals, Inc. and Subsidiaries of our report dated March 31, 2009 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Alseres Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 2008. Our report dated March 31, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
/s/ McGladrey & Pullen, LLP
Burlington, Massachusetts
March 31, 2009